Exhibit 4.2

MANAGEMENT STOCKHOLDERS AGREEMENT

OF

BEACON HOLDING INC.

This Management Stockholders Agreement (“Agreement”) is entered into as of September 30, 2011, by and among Beacon Holding Inc., a Delaware corporation (the “Company”), Green Equity Investors V, L.P., Green Equity Investors Side V, L.P., and Beacon Coinvest LLC (collectively, “LGP”), CVC Beacon LLC (“CVC” and, together with LGP, the “Principal Stockholders”), and each of the individual stockholders who are set forth on the signature pages hereto or who otherwise become parties hereto from time to time in accordance with the terms hereof (each individually, a “Management Stockholder,” and collectively, the “Management Stockholders”). These parties are sometimes referred to herein individually by name or as a “Party”, and collectively as the “Parties.”

RECITALS:

The Company has entered into that certain Merger Agreement, dated as of June 28, 2011, by and among BJ’s Wholesale Club, Inc., a Delaware corporation (“BJs”), the Company and Beacon Merger Sub Inc., a Delaware corporation (the “Transitory Subsidiary”), pursuant to which the Transitory Subsidiary will be merged with and into BJs (the “Merger”), with BJs being the surviving entity of the Merger and a wholly-owned subsidiary of the Company;

Each of the Management Stockholders is or will be (after giving effect to the Merger) an employee, consultant or director of the Company or one or more subsidiaries of the Company;

The Company, pursuant to that certain Option Rollover Agreement, dated as of September 30, 2011 (the “Rollover Agreement”), between the Company and each of the investors party thereto, has agreed, subject to the terms and conditions set forth therein, to issue upon the effective time of the Merger (but subject to the consummation thereof) to certain Management Stockholders, in substitution for certain options to purchase shares of common stock of BJs, options to purchases shares of the Company’s Common Stock (as defined below), as designated therein (the “Rollover Options”), and as a result of the exercise by such Management Stockholder of any Rollover Options, has agreed to issue shares of the Common Stock subject thereto (such shares, “Rollover Shares”). For purposes of this Agreement, one share of “Common Stock” shall consist of, (a) prior to the effectiveness of the actions set forth in Section 9.01 of that certain Stockholders Agreement by and among the Company, LGP and CVC, dated as of September 30,2011, as may be amended from time to time (the “Stockholders Agreement”), (i) one share of the Company’s common stock designated as Class A Common Stock, par value $0.01 per share (“Class A Stock”), and (ii) one share of the Company’s common stock designated as Class B Common Stock, par value $0.01 per share (“Class B Stock”) and (b) following the effectiveness of the actions set forth in Section 9.01 of the Stockholders Agreement (the “Conversion”), one share of the common stock of the Company, par value $0.01 per share;

The Company, pursuant to those certain Subscription Agreements, dated as of September 30, 2011 (the “Subscription Agreements”), between the Company and each of the Management Stockholders a party thereto, and any other similar agreements with Management Stockholders after the date hereof, has agreed (or will agree), subject to the terms and conditions set forth in the Subscription Agreements (or such similar agreements), to sell, and each applicable Management Stockholder has agreed to subscribe for, shares of Common Stock (“Subscribed Shares”);

The Company has agreed to issue (or may hereafter agree to issue) to each Management Stockholder shares of the Company’s Common Stock as a result of the exercise by such Management Stockholder of vested options (other than Rollover Options) to purchase Common Stock (“Vested Options”), which Vested Options were issued (or may hereafter be issued) to such Management Stockholder pursuant to the 2011 Stock Option Plan of Beacon Holding Inc. (the “Stock Option Plan”) or any other employee benefit plan hereafter adopted by the board of directors of the Company (the “Board”) (such shares, “Option Shares”); and

The Parties now desire to enter into this Agreement to provide for certain matters with respect to the ownership and transfer by the Management Stockholders of all shares of Common Stock (including Rollover Shares, Subscribed Shares and Option Shares) now or hereafter issued to or purchased or acquired by the Management Stockholders as a result of the sale of Subscribed Shares, the exercise of Rollover Options or Vested Options, or otherwise (collectively, the “Restricted Shares”).

AGREEMENT:

In consideration of the foregoing and the mutual agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows, effective as of the effective time of the Merger:

Section 1. Sales to Third Parties.

(a) Except as otherwise provided herein, each Management Stockholder hereby agrees that he or she shall not sell, assign, transfer, convey, pledge or otherwise dispose of (collectively, “Transfer”) any Restricted Shares without the prior written consent of each of the Principal Stockholders, which consent may be (A) withheld in the sole discretion of each of the Principal Stockholders, or (B) given subject to reasonable terms and conditions determined by the Principal Stockholders in their sole discretion. Each Management Stockholder further agrees that in connection with any Transfer consented to by the Principal Stockholders, the Management Stockholder shall, if requested by the Company, deliver to the Company an opinion of counsel in form and substance reasonably satisfactory to the Company and counsel for the Company, to the effect that the Transfer is not in violation of this Agreement, the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state. Any purported Transfer in violation of the provisions of this Section 1 shall be null and void and shall have no force or effect.

(b) Notwithstanding the foregoing, nothing in this Section 1 shall prevent the

Transfer of any Restricted Shares by any Management Stockholder to (i) a wholly-owned affiliate (as defined in Rule 405 of the Securities Act) of such Management Stockholder; (ii) in the case of a Transfer contemplated by Section 2, the Company or the Principal Stockholders; (iii) any member of a Management Stockholder’s immediate family or trusts or other entity for the benefit of such immediate family member; provided that the Management Stockholder retains the sole and exclusive right to vote or dispose of any Restricted Shares transferred to the family member or trust or other entity; and (iv) upon a Management Stockholder’s death, the Management Stockholder’s executors, administrators, testamentary trustees, legatees and beneficiaries (the transferee of Restricted Shares transferred pursuant to clause (i), (iii) or (iv) being referred to as a “Permitted Transferee”).

(c) If the Company proposes to register Registrable Securities under the Securities Act pursuant to an initial Underwritten Offering (an “Initial Public Offering”), each of the Management Stockholders agrees not to sell or otherwise Transfer or dispose of any Registrable Securities held by such Management Stockholder, if requested by the Company and any representative of the underwriters (the “Managing Underwriter”), for a period not longer than the one hundred and eighty (180) day period following the consummation of such Initial Public Offering; provided that the Management Stockholders shall only be bound by such restrictions to the extent that the Principal Stockholders are so bound. If requested by the Managing Underwriter, the Managing Stockholders shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said period.

(d) Each Management Stockholder agrees that, as a condition precedent to any Transfer described in this Section 1, each transferee described in this Section 1 (other than the Company or the Principal Stockholders) shall deliver to the Company a copy of this Agreement signed by such transferee and acknowledging that such transferee agrees to be bound by the terms and conditions hereof as if such transferee was a Management Stockholder for all purposes of this Agreement, including the Drag-Along Rights set forth in Section 3.

Section 2. Rights to Repurchase Shares.

(a) Subject to Section 2(e), with respect to all Restricted Shares held by any Management Stockholder, during the period beginning on the date of the Management Stockholder’s Termination of Employment (as defined below) and ending on the later of the nine-month anniversary of such Termination of Employment or the nine-month anniversary of the date of the exercise of any Rollover Options or Vested Options held by any Management Stockholder as of the time of the Management Stockholder’s Termination of Employment, the Company shall have the option to repurchase Restricted Shares held by the Management Stockholder; provided that such Restricted Shares have been held by the Management Stockholder for more than six months at the time of such repurchase (“Call Right”). The Call Right may be exercised more than once, but must be exercised with respect to all (but not less than all) of a Management Stockholder’s Restricted Shares outstanding on the date of any Call Notice (as defined below), other than as contemplated by Section 2(e). The repurchase price payable by the Company upon exercise of the Call Right (“Call Repurchase Price”) shall be: (i) with respect to Rollover Shares and Subscribed Shares (A) in the event the Termination of Employment is for Cause (as defined below), the lesser of Fair Market Value (as defined below)

of such Rollover Shares or Subscribed Shares, as applicable, on the date of repurchase or Fair Market Value of such Rollover Shares or Subscribed Shares, as applicable, immediately following the closing of the Merger and (B) in the case of a Termination of Employment for any other reason, the Fair Market Value of such Rollover Shares or Subscribed Shares, as applicable, on the date of repurchase; and (ii) with respect to Option Shares (A) in the event the Termination of Employment is for Cause, the lesser of Fair Market Value of such Option Shares on the date of repurchase or the exercise price paid by the Management Stockholder in connection with the exercise of the underlying Vested Option and (B) in the case of a Termination of Employment for any other reason, the Fair Market Value of such Option Shares on the date of repurchase. The Call Right shall be exercised by written notice (“Call Notice”) to the Management Stockholder given in accordance with Section 11(e) of this Agreement on or prior to the last date on which the Call Right may be exercised by the Company. For purposes of this Agreement: (x) “Termination of Employment” shall mean the time when the relationship between a Management Stockholder (in its capacity as an employee, consultant or director of the Company or one of its subsidiaries) and the Company or its applicable subsidiary is terminated for any reason, with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death or retirement, but excluding a termination where there is a simultaneous reemployment by the Company or one of its subsidiaries; and (y) “Cause” shall have the meaning provided in such Management Stockholder’s Change in Control Severance Agreement as in effect on the date hereof with the Company or a subsidiary of the Company, as applicable, or if such Management Stockholder does not have such a Change in Control Severance Agreement, but is a participant in the Change of Control Severance Benefit Plan for Key Employees in effect as of the date hereof (the “Severance Plan”), “Cause” shall have the meaning provided in the Severance Plan, or if “Cause” is not defined therein or the Management Stockholder is not a participant in the Severance Plan, then “Cause” shall mean the Management Stockholder’s failure to substantially perform the Management Stockholder’s duties as reasonably determined by the Board (other than as a result of the Management Stockholder’s permanent disability or incapacity as determined in accordance with the Company’s disability insurance policy or, if no such policy is then in effect, as determined by the Board in its good faith judgment); materially dishonest statements or acts of the Management Stockholder with respect to the Company or any of its subsidiaries or affiliates; the commission by the Management Stockholder of an act constituting a felony under the laws of the United States or any state thereof; gross negligence, willful misconduct or insubordination of the Management Stockholder with respect to the Company or any of its subsidiaries or affiliates; or any other act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates. The Board shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, all questions of whether a particular leave of absence constitutes a Termination of Employment.

(b) For purposes of this Agreement, the “Fair Market Value” of each share of Common Stock as of a given date shall mean the fair market value of such share as of such date (without regard to any minority or lack of marketability discount) as reasonably determined by the Board in the exercise of its good faith discretion. For the avoidance of doubt, the Fair Market Value as of the Closing Date (as defined in the Merger Agreement) equals $100.00 (subject to adjustments to reflect stock splits etc. after the Closing Date). The Company shall deliver a notice setting forth the determination of the Board as to Fair Market Value per share of

Common Stock to the terminated Management Stockholder no later than the fifteenth (15) business day prior to the exercise of the Call Right. Upon delivery of notice of such Fair Market Value, the Management Stockholder shall have ten (10) business days in which to notify the Company in writing of any disagreement, which notice shall state in reasonable detail the reasons for such disagreement. During such ten (10) business day period, the Company shall provide the Management Stockholder with such financial data and information as the Management Stockholder shall reasonably request in order to evaluate the determination by the Board as to the Fair Market Value per share of Common Stock; provided, however, that any such Management Stockholder shall agree to hold in confidence and trust all information so provided; and, provided, further, that the Company may withhold any such financial data and information as may be reasonably necessary (in the Company’s sole discretion) to preserve the attorney-client privilege between the Company and its counsel or to protect confidential proprietary information in respect of which such Management Stockholder is not otherwise aware. If no written notice of disagreement is given by the Management Stockholder, the Fair Market Value as determined by the Board shall be conclusive and binding on the Management Stockholder and the Company. If written notice is given by the Management Stockholder of a disagreement, then, within ten (10) business days following receipt of such notice, the Company and the Management Stockholder shall engage an investment banking firm or independent appraiser mutually acceptable to the Company and the Management Stockholder (such acceptance not unreasonably withheld by either Person) to determine the Fair Market Value of the Common Stock (which may be higher than, lower than or equal to the Fair Market Value of the Common Stock as determined by the Board). The Company and the Management Stockholder shall instruct the firm or appraiser to complete the valuation within 30 days following such engagement. The determination of such firm or appraiser shall be final and binding upon the Management Stockholder and the Company, and shall not be subject to appeal or arbitration. The costs and expenses incurred in connection with the determination made by the investment banking firm or independent appraiser shall be borne by (i) the Company, in the event the Fair Market Value determined by the investment banking firm or independent appraiser is at least 110% of the Fair Market Value determined by the Board and (ii) the Management Stockholder in the event the Fair Market Value determined by the investment banking firm or independent appraiser is less than 110% of the Fair Market Value determined by the Board. In the case of the application of clause (ii) of the preceding sentence, in the event that the Company is the purchaser of shares of Common Stock pursuant to this Section 2, the Company shall be entitled to deduct and withhold the portion of such costs to be borne by the Management Stockholder.

(c) If the Company does not elect to exercise its Call Right set forth in Section 2(a), the Company shall give written notice that it is not so electing to each of the Principal Stockholders within the time periods specified in Section 2(a) for the giving of a Call Notice. Upon receipt of such notice from the Company (the “Company Notice”), each Principal Stockholder shall have the option, exercisable by written notice (“Principal Stockholder Call Notice”) delivered to the Management Stockholder within thirty days after receipt of the Company Notice, to purchase the Restricted Shares held by the Management Stockholder; provided that, if such Restricted Shares have not been held by the Management Stockholder for more than six months at the time that the Principal Stockholders receive the Company Notice, each Principal Stockholder may exercise its option to purchase the Restricted Shares pursuant to this Section 2(c) by providing the Principal Stockholder Call Notice at any time during the 30-

day period immediately following the six-month anniversary of the date the Management Stockholder first purchased Restricted Shares, and, upon the giving of the Principal Stockholder Call Notice, such Principal Stockholder shall be obligated to purchase and each Management Stockholder shall be obligated to sell all (but not less than all) of the Restricted Shares held by such Management Stockholder that are outstanding on the date of such Principal Stockholder Call Notice at the Call Repurchase Price set forth in Section 2(a); provided that, to the extent two or more of the Principal Stockholders elect to purchase the Restricted Shares covered by the Company Notice, each electing Principal Stockholder shall be entitled to purchase a prorated portion of such Restricted Shares based on the number of shares of the Class A Stock held by such Principal Stockholder over the number of shares of Class A Stock held by all electing Principal Stockholders.

(d) Subject to Section 2(h) below, the repurchase of Restricted Shares pursuant to the exercise of a Call Right shall take place on a date specified by the Company or the Principal Stockholder(s), as applicable (the “Call Date”), which in no event shall be following the 60th day following the date of the Call Notice or the Principal Stockholder Call Notice, as applicable (or such later date on which the Company or the Principal Stockholder(s), as applicable, has received all necessary governmental approvals). On the Call Date, the Management Stockholder shall transfer the Restricted Shares subject to the Call Notice to the Company or the Principal Stockholder(s), as applicable, free and clear of all liens and encumbrances, by delivering to the Company or the Principal Stockholder(s), as applicable, the certificates representing the Restricted Shares to be purchased, duly endorsed for transfer to the Company or the Principal Stockholder(s), as applicable, or accompanied by a stock power duly executed in blank, and the Company or the Principal Stockholder(s), as applicable, shall pay to the Management Stockholder the Call Repurchase Price in cash (subject to Section 2(h) below). The Company or the Principal Stockholder(s), as applicable, on the one hand, and the Management Stockholder, on the other hand, each shall use his, her or its reasonable efforts to expedite all proceedings contemplated hereunder to obtain a determination of the Call Repurchase Price of the Restricted Shares at the earliest practicable date.

(e) Notwithstanding Section 2(a), subject to the Management Stockholder’s continued employment with the Company or any subsidiary of the Company, the Call Right shall cease to be applicable with respect to 20% of the Management Stockholder’s Rollover Shares and Subscribed Shares on each of the first five anniversaries of the effective time of the Merger. Except as otherwise set forth in this Section 2(e), the Call Right shall apply with respect to all Restricted Shares in accordance with Section 2(a).

(f) Notwithstanding the foregoing, if, during the period commencing on a Call Date (other than a Call Date following a Management Stockholder’s Termination of Employment for Cause) occurring after the fifth anniversary of the Closing Date and ending on the six-month anniversary of such Call Date (the “True-Up Period”), either an Initial Public Offering or a Change in Control occurs, then upon the consummation of such Initial Public Offering or Change in Control, as the case may be, the Company shall pay to the Management Stockholder whose Restricted Shares are repurchased on such Call Date, within thirty (30) days after the consummation of such Change in Control or Initial Public Offering, a payment in an amount equal to the excess, if any, of (i) the Fair Market Value of the Restricted Shares repurchased on such Call Date, as of the date of the Change in Control or the Initial Public

Offering, as applicable, over (y) the aggregate Call Repurchase Price paid to such Management Stockholder for such Restricted Shares (such payment, the “True-Up Payment”); provided, however, that, in no event shall such a True-Up Payment be made if, in connection with the Company’s exercise of the Call Right, the Management Stockholder provided notice of disagreement with the Board’s determination of Fair Market Value in order to obtain an independent appraisal of Fair Market Value, as described in Section 2(b) hereof. For the avoidance of doubt, no Management Stockholder shall be entitled to a True-Up Payment in connection with the repurchase of Restricted Shares pursuant to the Call Right on a Call Date occurring on or prior to the fifth anniversary of the Closing Date or following such Management Stockholder’s Termination of Employment for Cause.

(g) (i) In the case of any transfer of title or beneficial ownership of Restricted Shares upon default, foreclosure, forfeit, divorce, court order or otherwise, other than by a voluntary decision on the part of a Management Stockholder (each, an “Involuntary Transfer”), the Management Stockholder shall promptly (but in no event later than two days after the Involuntary Transfer) furnish written notice (the “Involuntary Transfer Notice”) to the Company and each of the Principal Stockholders indicating that the Involuntary Transfer has occurred, specifying the name of the person to whom the shares were transferred (the “Involuntary Transferee”), giving a detailed description of the circumstances giving rise to, and stating the legal basis for, the Involuntary Transfer.

(ii) Upon the receipt of the Involuntary Transfer Notice, and for 60 days thereafter, the Company (or the Principal Stockholders if the Company does not accept the offer) shall have the right to repurchase, and the Involuntary Transferee shall have the obligation to sell, all (but not less than all) of the Restricted Shares acquired by the Involuntary Transferee for a repurchase price equal to the Fair Market Value of such Restricted Shares as of the date of the Involuntary Transfer (the “Involuntary Transfer Repurchase Price” and such right, the “Involuntary Transfer Repurchase Right”). The Involuntary Transfer Repurchase Right shall be exercised by written notice (the “Involuntary Transfer Repurchase Notice”) to the Involuntary Transferee given in accordance with Section 11(e) of this Agreement on or prior to the last date on which the Involuntary Transfer Repurchase Right may be exercised by the Company.

(iii) Subject to Section 2(h) below, the repurchase of Restricted Shares pursuant to the exercise of the Involuntary Transfer Repurchase Right shall take place on a date specified by the Company or the Principal Stockholder(s), as applicable, but in no event following the 60th day following the date of the date of the Involuntary Transfer Repurchase Notice (or such later date on which the Company or the Principal Stockholder(s), as applicable, has received all necessary governmental approvals). On such date, the Involuntary Transferee shall transfer the Restricted Shares subject to the Involuntary Transfer Repurchase Notice to the Company or the Principal Stockholder(s), as applicable, free and clear of all liens and encumbrances, by delivering to the Company or the Principal Stockholder(s), as applicable, the certificates representing the Restricted Shares to be purchased, duly endorsed for transfer to the Company or the Principal Stockholder(s), as applicable, or accompanied by a stock power duly executed in blank, and the Company or the Principal Stockholder(s), as applicable, shall pay to the Involuntary Transferee the Involuntary Transfer Repurchase Price. The Company or the Principal Stockholder(s), as applicable, on the one hand, and the Involuntary Transferee, on the other hand, each shall use his, her or its reasonable efforts to expedite all proceedings contemplated hereunder to obtain a determination of the Involuntary Transfer Repurchase Price of the Restricted Shares at the earliest practicable date. If the Involuntary Transferee does not transfer the Restricted Shares to the Company or the Principal Stockholder(s), as applicable, as required, the Company will cancel such Restricted Shares and deposit the funds in a non-interest bearing account and make payment of such funds to the Involuntary Transferee upon delivery of the Restricted Shares.

(h) Notwithstanding anything to the contrary herein,

(i) The Company shall not be permitted to purchase any Restricted Shares held by any Management Stockholder or Involuntary Transferee upon exercise by the Company of the Call Right or the Involuntary Transfer Repurchase Right if the Board determines that (A) the Company is prohibited from purchasing the Restricted Shares by applicable law restricting the purchase by a corporation of its own shares; or (B) the purchase of Restricted Shares would constitute a breach of, default, or event of default under, or is otherwise prohibited by, the terms of any loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party (the “Financing Documents”) or the Company is not able to obtain the requisite consent of any of its lenders to the purchase of the Restricted Shares. The events described in (A) and (B) above each constitute a “Call Repurchase Disability.”

(ii) In the event of a Call Repurchase Disability, the Company shall notify in writing the Management Stockholder or Involuntary Transferee with respect to whom the Call Right or the Involuntary Transfer Repurchase Right has been exercised (a “Call Disability Notice”). The Call Disability Notice shall specify the nature of the Call Repurchase Disability. The Company shall thereafter repurchase the Restricted Shares described in the Call Notice or Inyoluntary Transfer Repurchase Notice as soon as reasonably practicable after all Call Repurchase Disabilities cease to exist (or the Company may elect, but shall have no obligation, to cause its nominee to repurchase the Restricted Shares while any Call Repurchase Disabilities continue to exist). In the event the Company suspends its obligations to repurchase the Restricted Shares pursuant to a Call Repurchase Disability, (A) the Company shall provide written notice to each applicable Management Stockholder or Involuntary Transferee as soon as practicable after all Call Repurchase Disabilities cease to exist (the “Call Reinstatement Notice”); and (B) the Fair Market Value of the Restricted Shares subject to the Call Notice or Involuntary Transfer Repurchase Notice shall be determined as of the date of repurchase following the date the Call Reinstatement Notice is delivered to the Management Stockholder or Involuntary Transferee, which Fair Market Value shall be used to determine the Call Repurchase Price or Involuntary Transfer Repurchase Price in the manner described above.

Section 3. Drag-Along Rights.

(a) If one or more of the Principal Stockholders at any time, or from time to time, in one transaction or a series of related transactions, propose to Transfer shares of Common Stock (or rights to acquire Common Stock) in connection with any Change in Control (as defined below) to one or more Persons (as defined below) other than a Principal Stockholder (a “Third Party Purchaser”), then such Principal Stockholders shall have the right (a “Drag-Along Right”), but not the obligation, to require each Management Stockholder to tender for purchase to the Third Party Purchaser, on the same terms and conditions as apply to Such

Principal Stockholders, a number of Restricted Shares of Common Stock and Rollover Options and Vested Options to purchase Common Stock (including any options that vest as a result of the consummation of the Transfer to the Third Party Purchaser) that, in the aggregate, equal the number derived by multiplying (1) the total number of Restricted Shares of Common Stock owned by the Management Stockholder (including Restricted Shares of Common Stock issuable in respect of all Rollover Options and Vested Options to purchase Common Stock held by the Management Stockholder whether or not exercised and including any options that vest as a result of the consummation of the Transfer to the Third Party Purchaser) by (2) a fraction, the numerator of which is the total number of shares of Common Stock to be sold by such Principal Stockholders in connection with the transaction or series of related transactions and the denominator of which is the total number of the then outstanding shares of Common Stock and shares of Common Stock issuable in respect of Rollover Options and Vested Options to purchase Common Stock held by the Principal Stockholders or the Company; provided that, (i) the terms of such transaction are the same for all Management Stockholders (other than any Management Stockholder who elects to contribute its Restricted Shares to the acquiring or surviving company in such transaction) and (ii) no Management Stockholder shall be required to agree to a non-compete or similar restriction that is more restrictive (in either scope or duration) than that contained in any agreement to which such Management Stockholder is a party as of the date of such transaction. Subject to the foregoing conditions, each Management Stockholder shall vote all of his or her shares of Class A Stock in favor of, and waive all dissenters and appraisal rights in connection with, such Change in Control transaction. In connection with the exercise of any Drag-Along Right, no Management Stockholder, without such Management Stockholder’s consent, shall be required to (x) make representations and warranties, except as to title and related matters; which shall in no way relate to operational matters of the Company or its subsidiaries or (y) provide any indemnity in excess of the net proceeds received by such Management Stockholder from such sale, or that applies on a non-prorata basis, or that applies on any basis other than a several and not joint basis. Notwithstanding the foregoing in this Section 3(a), if the Principal Stockholders do not invoke their Drag-Along Right in connection with any Change in Control involving a sale of securities by the Principal Stockholders, then the Tag-Along Right described in Section 4 below shall apply to such Change in Control.

(b) If one or more of the Principal Stockholders elect to exercise their Drag-Along Right under this Section 3 with respect to the Restricted Shares of Common Stock held by the Management Stockholders, such Principal Stockholders shall notify each Management Stockholder in writing (collectively, the “Drag-Along Notices”). Each Drag-Along Notice shall set forth: (i) the proposed amount and form of consideration and terms and conditions of payment offered by the Third Party Purchaser(s) and a summary of any other material terms pertaining to the Transfer (“Third Party Terms”); and (ii) the number of Restricted Shares of Common Stock and Rollover Options and Vested Options to purchase Common Stock that such Principal Stockholders elects each Management Stockholder to sell in the Transfer. The Drag-Along Notices shall be given at least five days before the closing of the proposed Transfer.

(c) Upon the giving of a Drag-Along Notice, each Management Stockholder shall be obligated to sell the number of Restricted Shares of Common Stock and Rollover Options and Vested Options to purchase Common Stock set forth in such Management

Stockholder’s Drag-Along Notice on the Third Party Terms.

(d) At the closing of the Transfer to any Third Party Purchaser(s) pursuant to this Section 3, the Third Party Purchaser(s) shall remit to the Management Stockholder the consideration for the total sales price of the Common Stock and Rollover Options and Vested Options to purchase Common Stock held by the Management Stockholder sold pursuant hereto minus any consideration to be escrowed or otherwise held back in accordance with the Third Party Terms, and minus the aggregate exercise price of any Rollover Options and Vested Options to purchase Common Stock being Transferred by the Management Stockholder to the Third Party Purchaser(s), against delivery by the Management Stockholder of certificates for Common Stock, duly endorsed for Transfer or with duly executed stock powers and an instrument evidencing the transfer or the cancellation of the Rollover Options and Vested Options to purchase Common Stock subject to the Drag-Along Right reasonably acceptable to the Company, and the compliance by the Management Stockholder with any other conditions to closing generally applicable to the selling Principal Stockholder(s) and all other holders of Common Stock selling shares in the transaction.

(e) For purposes of this Agreement, “Change in Control” shall mean (i) the sale of all or substantially all of the assets of the Company, BJs or any wholly-owned subsidiary interposed between the Company and BJs (an “Intermediate Subsidiary”) to any other Person (other than the Company, any of its subsidiaries, the Principal Stockholders or any of their affiliates, or any employee benefit plan maintained by the Company or any of its subsidiaries), or (ii) a change in beneficial ownership or control of the Company, BJs or any Intermediate Subsidiary effected through a transaction or series of transactions (other than an offering of Common Stock or other securities to the general public through a registration statement filed with the Securities and Exchange Commission) whereby (A) any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, the Principal Stockholders or any of their affiliates, or any employee benefit plan maintained by the Company or any of its subsidiaries), directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company, BJs or any Intermediate Subsidiary possessing more than 50% of the total combined voting power of such entity’s securities outstanding immediately after such acquisition or (B) following an Initial Public Offering, the Principal Stockholders and their respective affiliates directly or indirectly hold beneficial ownership of securities of each of the Company, BJs and any Intermediate Subsidiary possessing less than 10% of the total combined voting power of such entity’s voting securities outstanding immediately after such transaction or series of transactions.

Section 4. Tag-Along Rights.

(a) Subject to the prior exercise of the Company’s or the Principal Stockholders’ Call Right pursuant to Sections 2(a) and 2(c), if one or more of the Principal Stockholders at any time propose to Transfer shares of Common Stock (or rights to acquire Common Stock) to a Third Party Purchaser, in a single Transfer or a series of related Transfers (other than any Transfer which, when aggregated with all prior sales, does not exceed 5% of the aggregate number of shares of Common Stock held by the Principal Stockholders as of the date of this Agreement), then each Management Stockholder shall have the right (the “Tag-Along Right”) to require that the proposed Third Party Purchaser purchase from such Management Stockholder up to the number of whole Restricted Shares of Common Stock (including any Restricted Shares of Common Stock issuable upon the exercise of Rollover Options and Vested Options, including any options that vest as a result of the consummation of the Transfer to the Third Party Purchaser) equal to the number derived by multiplying (x) the total number of shares of Common Stock that the proposed Third Party Purchaser has agreed or committed to purchase, by (y) a fraction, the numerator of which is the total number of Restricted Shares of Common Stock (including any Restricted Shares of Common Stock issuable upon the exercise of Rollover Options and Vested Options (including options that vest as a result of the consummation of the Transfer to the Third Party Purchaser)) owned by the Management Stockholder as of the date of the proposed Transfer, and the denominator of which is the aggregate number of shares of Common Stock owned, as of the date of the proposed Transfer, by the Principal Stockholders, the Company, the Management Stockholder and all other holders of Common Stock who have exercised a Tag-Along Right substantially similar to the rights granted to the Management Stockholder in this Section 4 or any other form of tag-along right, whether granted pursuant to this Agreement or any other agreement to which the Company is a party, (including any Restricted Shares of Common Stock issuable upon the exercise of all Rollover Options and Vested Options (including options that vest as a result of the consummation of the Transfer to the Third Party Purchaser)). The intent of this computation is to accord to the Management Stockholder the right to sell the same percentage of its holdings of Common Stock as the Principal Stockholders is entitled to sell in such transaction. Any Restricted Shares purchased from the Management Stockholder pursuant to this Section 4(a) shall be purchased upon the same terms and conditions (including without limitation for the same form and amount of consideration per share of Common Stock) as such proposed Transfer by the selling Principal Stockholder(s). In connection with the exercise of any Tag-Along Right, no Management Stockholder, without such Management Stockholder’s consent, shall be required to (x) make representations and warranties, except as to title and related matters, which shall in no way relate to operational matters of the Company or its subsidiaries, (y) provide any indemnity in excess of the net proceeds received by such Management Stockholder from such sale, or that applies on a non-prorata basis, or that applies on any basis other than a several and not joint basis or (z) be required to agree to a non-compete or similar restriction that is more restrictive (in either scope or duration) than that contained in any agreement to which such Management Stockholder is party, provided that, notwithstanding the foregoing, in connection with the exercise of any Tag Along Right, the Management Stockholder may be required to agree to a non-compete or similar restriction for a period of not longer than two years following the date of closing of the Transfer pursuant to this Section 4.

(b) Each Principal Stockholder shall notify each Management Stockholder in writing in the event it proposes to make a Transfer or series of Transfers giving rise to a Tag-Along Right at least fourteen (14) business days prior to the date on which such Principal Stockholder expects to consummate such Transfer (the “Sale Notice”) which notice shall specify the price, number of shares of Common Stock and other material terms on which the Third Party Purchaser intends to purchase in such Transfer. The Tag-Along Right may be exercised by any Management Stockholder by delivery of a written notice to the Principal Stockholder proposing to sell Restricted Shares of Common Stock (the “Tag-Along Notice”) within five (5) business days following receipt of the Sale Notice from the selling Principal

Stockholder(s). The Tag-Along Notice shall state the number of Restricted Shares of Common Stock (including shares subject to Rollover Options and Vested Options (including options that vest as a result of the consummation of the Transfer to the Third Party Purchaser)) that the Management Stockholder proposes to include in such Transfer to the proposed Third Party Purchaser (not to exceed the number as determined above). In the event that the proposed Third Party Purchaser does not purchase the specified number of Restricted Shares of Common Stock from the Management Stockholder on the same terms and conditions as specified in the Sale Notice, then the selling Principal Stockholder(s) shall not be permitted to sell any shares of Common Stock to the proposed Third Party Purchaser unless such Principal Stockholder(s) purchase from the Management Stockholder such specified number of Restricted Shares of Common Stock on the same terms and conditions as specified in such Sale Notice.

(c) At the closing of the Transfer to any Third Party Purchaser pursuant to this Section 4, the Third Party Purchaser shall remit to each Management Stockholder who exercised its Tag-Along Right the consideration for the total sales price of the Common Stock held by such Management Stockholder sold pursuant hereto minus any such consideration to be escrowed or otherwise held back in accordance with the Third Party Terms, which such escrow or hold back shall apply to the Principal Stockholders and all other Management Stockholders participating in such Transfer on a pro rata basis and minus the aggregate exercise price of any Rollover Options and Vested Options to purchase Common Stock being Transferred by the Management Stockholder to the Third Party Purchaser, against delivery by the Management Stockholder of certificates for Common Stock duly endorsed for Transfer or with duly executed stock powers and an instrument evidencing the transfer or the cancellation of the Rollover Options and Vested Options to purchase Common Stock subject to the Tag-Along Right reasonably acceptable to the Company, add the compliance by the Management Stockholder with any other conditions to closing generally applicable to the selling Principal Stockholders and all other holders of Common Stock selling shares in the transaction.

Section 5. Piggy-Back Registration Rights.

(a) Participation. If in connection with or at any time after the Initial Public Offering the Company files a registration statement (a “Registration Statement”) pursuant to the Securities Act (other than a registration on Form S-4 or S-8 or any successor form to such Forms or any registration of securities as it relates to an offering and sale to management of the Company pursuant to any employee stock plan or other employee benefit plan arrangement) with respect to an offering that includes Common Stock owned by a Principal Stockholder, then, subject to Section 5(b), each Management Stockholder shall be provided with an opportunity to include in such Registration Statement a number of shares of Common Stock equal to the product of (x) the aggregate number of shares of Common Stock owned by such Management Stockholder as of the date such Registration Statement is filed (which, for the avoidance of doubt, excludes Restricted Shares of Common Stock issuable in respect of unexercised Rollover Options and Vested Options held by the Management Stockholder) and (y) the ratio of (i) the number of shares of Common Stock proposed to be included in such Registration Statement which are owned by the Principal Stockholders or the Company to (ii) the aggregate number of shares of Common Stock owned by the Principal Stockholders or the Company which are outstanding as of the date such Registration Statement is filed. The Company shall notify each Management Stockholder in writing of any opportunity to register shares pursuant to this Section 5, and the Company’s written offer notice may contain such other reasonable terms and conditions as the Company may determine in good faith are necessary or appropriate to effectuate this Section 5. Subject to the limitations of this Section 5(a) and Section 5(b), the Company shall include in such registration statement all of a Management Stockholder’s Registrable Securities specified in a written request received by the Company within fifteen days after the distribution of the written notice from the Company described in this Section 5(a).

(b) Underwriter’s Cutback. Notwithstanding the foregoing, if a registration pursuant to this Section 5 involves an Underwritten Offering (as defined in Section 5(f)) of Common Stock and the Managing Underwriter (or Managing Underwriters) of such proposed Underwritten Offering determines that marketing factors require a limitation on the number or kind of Registrable Securities to be underwritten, the Managing Underwriter (or Managing Underwriters) may (subject to the allocation priority set forth below) exclude from such registration and underwriting some or all of the Registrable Securities which would otherwise be underwritten pursuant hereto. The Company shall so advise all Management Stockholders requesting registration, and, notwithstanding anything to the contrary in the Stockholders Agreement, the number of Registrable Securities that may be included in the registration and underwriting by each of the holders of Common Stock shall be (i) first, 100% of the securities the Company proposes to sell, and (ii) second, the amount of securities which all other holders of Common Stock (including LGP, CVC and the Management Stockholders) have requested to be included in such registration that the Managing Underwriter (or Managing Underwriters) believes can be sold without such adverse effect referred to above, such amount to, except as provided in the proviso below, be allocated pro rata among all such holders of Common Stock that have requested to have Common Stock included in such Underwritten Offering based upon the number of issued and outstanding shares of Common Stock to be underwritten that are owned by each applicable holder; provided that if the Managing Underwriter (or Managing Underwriters) in its good faith discretion is of the view that such pro rata portion Management Stockholders’ securities would be reasonably likely to adversely affect the price, timing or distribution of the securities offered in such offering, then the number of shares of Common Stock held by the Management Stockholders to be included in such Underwritten Offering may be reduced (on a non-pro rata basis) to the amount, if any, that the Managing Underwriter (or Managing Underwriters) believes can be sold without such adverse effect; provided, however, that the Company and the Principal Stockholders shall use commercially reasonable efforts to cause the Managing Underwriter (or Managing Underwriters) to eliminate any non pro-rata reduction described in the preceding proviso.

(c) Company Control. Notwithstanding any provision of this Section 5, the Company may decline to file a Registration Statement at any time, or withdraw a Registration Statement after filing but prior to the effectiveness of the Registration Statement; provided that the Company shall promptly notify each Management Stockholder in writing of any such action; and provided, further, that the Company shall bear all reasonable, documented, out of pocket expenses incurred by such Management Stockholder or otherwise in connection with such withdrawn registration statement. Notwithstanding any other provision herein, the Company shall have sole discretion to select any and all underwriters that may participate in any Underwritten Offering.

(d) Participation in Underwritten Offerings. Notwithstanding anything to the contrary in this Section 5, no Management Stockholder shall have the right to participate in an Underwritten Offering of securities from a “shelf” registration statement. No Management Stockholder may participate in any Underwritten Offering hereunder unless such Management Stockholder (i) agrees to sell such Management Stockholder’s securities pursuant to customary underwriting arrangements reasonably requested by the underwriters participating in such Underwritten Offering, and which contain terms and conditions materially consistent with those applicable to the Principal Stockholders and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, underwriting agreements, lock-ups and other documents related thereto. Nothing in this Section 5(d) shall be construed to create any additional rights regarding the piggyback registration of Registrable Securities in any Management Stockholder otherwise than as set forth herein.

(e) Expenses. The Company or the Principal Stockholders will pay all registration expenses in connection with each registration of Registrable Securities requested pursuant to this Section 5; provided, that each holder of Common Stock shall pay all applicable underwriting fees, discounts and similar charges with respect to the Common Stock sold by such holder in pursuant to such Registration Statement.

(f) Certain Definitions. For purposes of Section 1(c) and this Section 5:

(i) “Registrable Securities” shall mean all shares of Common Stock and all shares of Common Stock issued or issuable upon conversion of any warrants or options held by any holder of shares of Common Stock; provided that a Registrable Security shall cease to be a Registrable Security as such time as the holder thereof is entitled to sell such Registrable Security within six (6) months under Rule 144(k) or Regulation S of the Securities Act or otherwise without restriction under the Securities Act; provided, further, that any securities that have ceased to be Registrable Securities shall not thereafter become Registrable Securities and any security that is issued or distributed in respect of securities that have ceased to be Registrable Securities is not a Registrable Security.

(ii) “Underwritten Offering” means a sale of shares of Common Stock to an underwriter for reoffering to the public.

Section 6. Cooperation.

(a) In the event that one or more of the Principal Stockholders exercise their rights pursuant to Section 3, each Management Stockholder shall consent to and raise no objections against the transaction, and if the transaction is structured as a sale of stock, each Management Stockholder shall take all actions that the Board reasonably deems necessary or desirable in connection with the consummation of the transaction. Without limiting the generality of the foregoing, each Management Stockholder agrees to (i) consent to and raise no objections against any such transaction; (ii) execute any stock purchase agreement, merger agreement or other agreement entered into with any Third Party Purchaser with respect to any such transaction setting forth the Third Party Terms and any ancillary agreement with respect thereto which shall be materially consistent with those executed by the Principal Stockholders; (iii) shall vote the Common Stock held by the Management Stockholder in favor of the transaction; and (iv) shall refrain from the exercise of dissenters’ appraisal rights (or any similar such rights) with respect to the transaction.

(b) In connection with a Transfer that results in a Change in Control, each Management Stockholder shall be deemed to have granted the Company a proxy to vote such Management Stockholder’s Restricted Shares in favor of the Change in Control. Each Management Stockholder acknowledges that each such proxy granted hereby, including any successive proxy, if necessary, is being given to secure the performance of an obligation hereunder, is coupled with an interest, and shall be irrevocable until such obligation is performed.

(c) If the Company or the holders of the Company’s securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated under the Securities Act, may be available with respect to the negotiation or transaction (including a merger, consolidation, or other reorganization), each Management Stockholder shall, if requested by the Company, appoint a purchaser representative (as defined in Rule 501 of the Securities Act) reasonably acceptable to the Company. If the purchaser representative is designated by the Company, the Company shall pay the fees of the purchaser representative, but if any Management Stockholder appoints another purchaser representative, the Management Stockholder shall be responsible for the fees of the purchaser representative so appointed.

(d) Each Management Stockholder shall bear its pro-rata share of the costs of any transaction in which it sells Restricted Shares, Rollover Options or Vested Options (based upon the number of Restricted Shares, Rollover Options and Vested Options held by the Management Stockholder that are sold in such transaction), which shall only be paid out of the proceeds to be received by each such Management Stockholder in any such transaction, to the extent such costs are incurred for the benefit of all holders of Common Stock, Rollover Options or Vested Options, as applicable, and are not otherwise paid by the Company or the acquiring party.

Section 7. Preemptive Rights.

(a) Prior to the Initial Public Offering, and subject to the terms and conditions specified in this Section 7, the Company hereby grants to each Management Stockholder a right to participate in future sales by the Company of its Offered Securities (as defined below) in accordance with this Section 7.

(b) Except for Excluded Issuances, prior to the Initial Public Offering, each time the Company proposes to offer for sale (i) any shares of, or securities convertible into or exercisable for, its Common Stock or any other class of equity to any Person (“Offered Shares”), or (ii) any debt securities, to one or more of the Principal Stockholders and their respective affiliates, partners or subsidiaries (together with the Principal Stockholders, the “Principal Stockholder Group”) (such debt securities, together with the Offered Shares, the “Offered Securities”), the Company shall first make an offering of a pro-rata portion of such Offered Securities to each Management Stockholder in accordance with the following provisions:

(i) The Company shall deliver a notice (“First Offer Notice”) to the

Management Stockholder stating (A) its bona fide intention to offer such Offered Securities, (B) the number of such Offered Securities to be offered, and (C) the price and terms, if any, upon which it proposes to offer such Offered Securities.

(ii) Within 10 business days after receipt of the First Offer Notice, the Management Stockholder may elect to purchase or obtain, at the price and on the terms specified in the First Offer Notice, up to that portion of such Offered Securities (such portion, the “Management Stockholder Offeree Securities”) which equals the proportion that (A) the total number of Restricted Shares of Class A Stock, or vested and exercisable options to purchase Restricted Shares of Class A Stock with an exercise price less than the Fair Market Value per share of Common Stock, issued and held by the Management Stockholder (as of immediately prior to the contemplated offer for sale) bears to (B) the total number of shares of Class A Stock outstanding (as of immediately prior to the contemplated offer for sale and as determined on a fully-diluted basis). The Management Stockholders shall be entitled to purchase the Management Stockholder Offeree Securities on the same terms and conditions as are applicable to other participants in the issuance of Offered Securities, and shall not, as a condition to participation, be obligated to agree to any terms, conditions or restrictions not applicable to all other purchasers of such Offered Securities.

(iii) The Company may, during the 90-day period following the expiration of the period provided in Section 7(b)(ii) hereof, offer the remaining unsubscribed portion of the Management Stockholder Offeree Securities to the Principal Stockholders Group at a price not less than that, and upon terms no more favorable to the Principal Stockholders Group than those, specified in the First Offer Notice.

(iv) Notwithstanding the foregoing, the Company may issue and sell Offered Securities to the Principal Stockholders Group without first complying with the terms of Section 7(b); provided that within ten business days following such sale the purchasers of such Offered Securities shall offer to sell the portion of such securities that would have constituted “Management Stockholder Offeree Securities” had the Company complied with Section 7(b) to each Management Stockholder on terms no less favorable to the Management Stockholder than those applicable to the Principal Stockholders Group, using a process substantially similar to that set forth in Section 7(b).

(v) “Excluded Issuances” means any issuance of Offered Shares (i) to an employee, officer, director, consultant, agent, customer or vendor of the Company or any of its subsidiaries pursuant to a stock option plan, employee benefit plan or other compensation arrangement approved by the Board, (ii) pursuant to a stock split, subdivision or similar transaction or dividend applicable to all of the Company common stock or preferred stock, as applicable, (iii) as payment-in-kind interest; (iv) pursuant to a public offering of securities, (v) pursuant to a reclassification, (vi) pursuant to the conversion of preferred stock, debt securities or any other convertible instruments approved by the Board, (vii) pursuant to exercise of any option, warrant or other derivative securities outstanding on the date hereof or issued pursuant to clause (i) above, (Viii) as consideration for an acquisition, merger or reorganization approved by the Board or (ix) to any lender on terms approved by the Board in connection with any debt financing by the Company or its subsidiaries; provided that any issuance included in this clause (ix) shall not be permitted to exceed more than ten percent (10%) of the Common Stock of the

Company calculated on a fully diluted basis; and provided further that any issuance contemplated by clauses (i), (viii) and (ix) to the Principal Stockholders or their respective affiliates shall not be deemed an Excluded Issuance unless such issuance has been negotiated on arms’ length terms and approved by all members of the Board unaffiliated with the Principal Stockholders.

Section 8. Put Rights.

(a) Upon Termination of Employment of a Management Stockholder (other than by the Company for Cause or due to death or Disability) within the two-year period immediately following the Closing Date, such Management Stockholder shall be entitled to sell, and the Company shall be obligated to purchase from such Management Stockholder, during the thirty-day period beginning on the later of (i) the date of Termination of Employment and (ii) the six month anniversary of the Closing Date (or, if later, the six month anniversary of the latest date of sale of the Subscribed Shares or potential issuance of Rollover Shares (i.e., the last day of the exercise period of any Rollover Options not exercised on or prior to the date of Termination of Employment or the date following the date of Termination of Employment on which the last such Rollover Option is exercised and no shares remain subject to any Rollover Options) to such Management Stockholder), all or a portion of the Subscribed Shares and/or Rollover Shares held by such Management Stockholder with an aggregate Fair Market Value as of the date of repurchase equal to or less than 150% of the aggregate Fair Market Value of all such Subscribed Shares and/or all Rollover Shares subject to Rollover Options held by such Management Stockholder as of the Closing Date (or, with respect to the Subscribed Shares, the date of sale thereof to such Management Stockholder, if different) (such repurchase, the “Investor Put Right”). The repurchase price payable by the Company to repurchase Subscribed Shares and/or Rollover Shares upon exercise of the Investor Put Right (“Investor Put Repurchase Price”) shall be (A) upon Termination of Employment (x) by the Company without Cause or (y) by such Management Stockholder for Good Reason or due to Retirement, the Fair Market Value of such shares as of the repurchase date and (B) upon Termination of Employment for any other reason (other than by the Company for Cause or due to death or Disability), the lesser of (x) the Fair Market Value of such shares as of the repurchase date and (y) the Fair Market Value of such shares as of the Closing Date (or, with respect to the Subscribed Shares, the date of sale thereof to the Management Stockholder, if different). Each Management Stockholder shall only be entitled to exercise the Investor Put Right once and exercise of the Investor Put Right shall be by written notice (“Investor Put Notice”) to the Company on or prior to the last date on which the Investor Put Right may be exercised by such Management Stockholder. For the avoidance of doubt, the Investor Put Right shall not apply (x) in connection with Termination of Employment of a Management Stockholder by the Company for Cause or due to death or Disability or (y) in any event with respect to Option Shares.

(b) Notwithstanding anything to the contrary in this Section 8, in the event a Management Stockholder exercises the Investor Put Right following Termination of Employment by such Management Stockholder due to Retirement and, thereafter, commences employment (or other service relationship) with any Person (as defined below) within the two-year period immediately following such Termination of Employment, (a) the Management Stockholder shall pay the Company an amount equal to any excess of the Investor Put

Repurchase Price paid upon exercise of the Investor Put Right over the Fair Market Value, as of the Closing Date (or, with respect to the Subscribed Shares, the date of sale thereof to the Management Stockholder, if different), of the Subscribed Shares and/or Rollover Shares sold in connection with the exercise of the Investor Put Right and (b) to the maximum extent permitted by applicable law, the Company shall be entitled to offset such payment against any other payments to which the Management Stockholder is entitled from the Company or any of its affiliates. Each Management Stockholder who exercises the Investor Put Right following Termination of Employment by such Management Stockholder due to Retirement shall notify the Company as soon as practicable following his or her employment by any other Person within the two-year period immediately following such Termination of Employment.

(c) Upon Termination of Employment of a Management Stockholder due to death or Disability following the Closing Date, such Management Stockholder shall be entitled to sell, and the Company shall be obligated to purchase from such Management Stockholder, during the 365-day period beginning on the later of (i) the date of Termination of Employment and (ii) the six month anniversary of the Closing Date (or, if later, the latest date of sale of the Subscribed Shares or potential issuance of Rollover Shares or Vested Shares (i.e., the last day of the exercise period of any Rollover Options or Vested Options not exercised on or prior to the date of Termination of Employment or the date following the date of Termination of Employment on which the last such Rollover Option or Vested Option is exercised and no shares remain subject to any Rollover Options or Vested Options) to such Management Stockholder), all or a portion of the Restricted Shares held by such Management Stockholder (such repurchase, the “Disability Put Right” and each of the Investor Put Right and the Disability Put Right, a “Put Right”); provided that such Management Stockholder cannot exercise the Disability Put Right at anytime before the later of (A) the six month anniversary of the Closing Date and (B) the six month anniversary of the latest date of sale of the Subscribed Shares or potential issuance of Rollover Shares or Vested Shares (i.e., the last day of the exercise period of any Rollover Options or Vested Options not exercised on or prior to the date of Termination of Employment or the date following the date of Termination of Employment on which the last such Rollover Option or Vested Option is exercised and no shares remain subject to any Rollover Options or Vested Options) to such Management Stockholder. The repurchase price payable by the Company to repurchase Restricted Shares upon exercise of the Disability Put Right (“Disability Put Repurchase Price”) shall be the Fair Market Value of such shares as of the repurchase date. Each Management Stockholder shall only be entitled to exercise the Disability Put Right once and exercise of the Disability Put Right shall be by written notice (“Disability Put Notice” and, any Investor Put Notice or Disability Put Notice, a “Put Notice”) to the Company on or prior to the last date on which the Disability Put Right may be exercised by such Management Stockholder.

(d) Subject to Section 8(f), the repurchase of Restricted Shares pursuant to the exercise of a Investor Put Right or the Disability Put Right shall take place on a date specified by the Company, but in no event following the later of the 60th day following the date of the applicable Put Notice or the 10th day following the receipt by the Company of all necessary governmental approvals. On such date, the applicable Management Stockholder shall transfer the applicable Restricted Shares subject to the applicable Put Notice to the Company, free and clear of all liens and encumbrances, by delivering to the Company the certificates representing such shares, if any, duly endorsed for transfer to the Company or accompanied by a stock power duly executed in blank, and the Company shall pay to such Management Stockholder the Investor Put Repurchase Price or Disability Put Repurchase Price, as applicable, in cash. Such Management Stockholder shall use all commercially reasonable efforts to assist the Company in order to expedite all proceedings described in this Section 8.

(e) Subject to compliance with Section 1(d), each Permitted Transferee shall be bound by the terms and conditions of this Section 8 as if such Permitted Transferee was a Management Stockholder.

(f) Notwithstanding anything to the contrary herein,

(i) The Company shall not be permitted to purchase any Restricted Shares held by any Management Stockholder upon exercise by such Management Stockholder of a Put Right if the Board determines that (A) the Company is prohibited from purchasing the Subscribed Shares and/or Rollover Shares by applicable law restricting the purchase by a corporation of its own shares; (B) the purchase of the Subscribed Shares and/or Rollover Shares would constitute a breach of, default, or event of default under, or is otherwise prohibited by, the terms of the Financing Documents or the Company is not able to obtain the requisite consent of any of its lenders to the purchase of the Subscribed and/or Rollover Shares or (C) with respect solely to repurchase pursuant to the Disability Put Right of (x) Option Shares or (y) Restricted Shares (other than Option Shares) after the two-year period immediately following the Closing Date, the purchase of the Restricted Shares would render the Company or its subsidiaries unable to meet their obligations in the ordinary course of business taking into account any pending or proposed transactions, capital expenditures or other budgeted cash outlays by the Company, including, without limitation, any proposed acquisition of any other entity by the Company or any of its subsidiaries. The events described in (A) and (B) above each constitute a “Put Repurchase Disability” with respect to the Investor Put Right and the events described in (A) through (C) above each constitute a “Put Repurchase Disability” with respect to an applicable Disability Put Right.

(ii) In the event of a Put Repurchase Disability, the Company shall notify in writing the Management Stockholder who exercised the applicable Put Right (a “Put Disability Notice”). The Put Disability Notice shall specify the nature of the Put Repurchase Disability. The Company shall thereafter repurchase the Restricted Shares described in the applicable Put Notice as soon as reasonably practicable after all Put Repurchase Disabilities cease to exist (or the Company may elect, but shall have no obligation, to cause its nominee to repurchase the Restricted Shares while any Put Repurchase Disabilities continue to exist); provided that, to the extent the repurchases of Restricted Shares subject to a Call Notice and a Put Notice are both delayed pursuant to a Call Repurchase Disability and a Put Repurchase Disability, respectively, and such Call Repurchase Disability and Put Repurchase Disability both cease prior to repurchase of any Restricted Shares subject to such Call Notice or Put Notice, the Company shall first repurchase Restricted Shares subject to the Put Notice and, thereafter, repurchase Restricted Shares subject to the Call Notice, in each case, to the extent such repurchases do not trigger a Put Repurchase Disability or Call Repurchase Disability, as applicable. In the event the Company suspends its obligations to repurchase Restricted Shares pursuant to a Put Repurchase Disability, (A) the Company shall provide written notice to each applicable Management Stockholder as soon as practicable after all Put Repurchase Disabilities cease to exist (the “Put Reinstatement Notice”); and (B) the Fair Market Value of the Restricted Shares subject to the applicable Put Notice shall be determined as of the date of repurchase following the date the Put Reinstatement Notice is delivered to the Management Stockholder, which Fair Market Value shall be used to determine the Investor Put Repurchase Price or Disability Put Repurchase Price, as applicable, in the manner described above.

(g) For the purposes of this Section 8:

(i) “Disability” shall mean permanent disability or incapacity as determined in accordance with the Company’s or any subsidiary’s disability insurance policy, if such a policy is then in effect, or if no such policy is then in effect, such permanent disability or incapacity shall be determined by the Board in its good faith judgment based upon inability to perform the essential functions of the Management Stockholder’s position, with reasonable accommodation by the Company and/or any subsidiary thereof, for a period in excess of 180 days during any period of 365 calendar days.

(ii) “Good Reason” shall have the meaning provided in such Management Stockholder’s Change in Control Severance Agreement as in effect on the date hereof with the Company or a subsidiary of the Company, as applicable, or if such Management Stockholder does not have such a Change in Control Severance Agreement, but is a participant in the Severance Plan, “Good Reason” shall have the meaning provided in the Severance Plan, or if “Good Reason” is not defined therein or the Management Stockholder is not a participant in the Severance Plan, then “Good Reason” shall mean any material adverse change by the Company in the Management Stockholder’s job title, duties, responsibility or authority; failure by the Company to pay to the Management Stockholder any material amount of base salary or bonus when due; any material diminution of the Management Stockholder’s base salary (other than such a material diminution that is applied on a substantially comparable basis to similarly-situated employees of the Company or a subsidiary of the Company); the termination or denial of the Management Stockholder’s right to participate in employment related benefits that are offered similarly-situated employees of the Company or a subsidiary of the Company; the movement of the Management Stockholder’s principal location of work to a new location that is in excess of thirty-five (35) miles from the Management Stockholder’s principal location of work as of the date that the Management Stockholder becomes a party to this Agreement without the Management Stockholder’s consent; provided that none of the events described in this definition of Good Reason shall constitute Good Reason unless the Management Stockholder notifies the Company in writing of the event that is purported to constitute Good Reason (which notice is provided not later than the 30th day following the occurrence of the event purported to constitute Good Reason) and then only if the Company fails to cure such event within 30 days after the Company’s receipt of such written notice.

(iii) “Retirement” shall mean a Termination of Employment of a Management Stockholder on or after his or her sixty (60th) birthday (A) at a time in which such Management Stockholder has no intention to seek or obtain future employment in which he or she either (x) directly or indirectly owns, manages, controls, participates in, consults with, or in any manner engages in any business that is engaged in, or plans to be engaged in any business that is competitive with the Company and its subsidiaries or (y) is required or reasonably expects to work in excess of 16 hours per week on average, (B) in connection with which such Management Stockholder has provided written notice and agreement, in a form acceptable to the Company, that he or she has no intention to seek or obtain future employment described in subsection (A) above, and will be remain subject to Section 8(c), and (C) that is deemed by the Board, in its sole discretion, as a “Retirement” for purposes of this Agreement.

Section 9. Termination.

(a) This Agreement shall terminate on the first to occur of:

(i) A Change in Control; provided that Sections 4 and 8 shall survive termination of this Agreement pursuant to this Section 9(a)(i); or

(ii) The date established by a resolution of the Board terminating this Agreement; provided that Sections 2,4, 5, 6, 7, 8 and 10 shall survive the termination of this Agreement pursuant to this Section 9(a)(ii) and shall remain in effect until an event occurs which would constitute a termination of this Agreement pursuant to Section 9(a)(i).

(b) Sections 1,2, 3,4, 6, 7 and 8 hereof shall terminate upon the consummation of the Initial Public Offering.

Section 10. Affiliate Transactions. Any purchase or sale of goods or services (other than the investment of capital) between the Company or any of its subsidiaries on the one hand and any of the Principal Stockholders or their affiliates (other the Company and its subsidiaries) on the other hand in the ordinary course of business shall be done on an arms’ length basis. For the avoidance of doubt, no actions or events contemplated by (1) this Agreement, (2) any agreement related to management or directors fees or compensation, (3) any other agreement between the Company or any of its subsidiaries on the one hand and any of the Principal Stockholders or their affiliates (other the Company and its subsidiaries) on the other hand existing as of the date hereof, as may be amended from time to time or (4) any issuance after the date hereof of equity or debt instruments of the Company or its affiliates to any of the Principal Stockholders or their affiliates, shall constitute a purchase or sale of goods or services for purposes of the preceding sentence, subject to, for purposes of subsection (4), compliance with any pre-emptive rights included in this Agreement.

Section 11. Miscellaneous.

(a) Legends. Each certificate representing the Restricted Shares shall bear the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED

OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF OR EXCHANGED UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE, HYPOTHECATION OR OTHER DISPOSITION OR EXCHANGE COMPLIES WITH THE PROVISIONS OF THE MANAGEMENT STOCKHOLDERS AGREEMENT, DATED AS OF SEPTEMBER 30, 2011, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND THE STOCKHOLDERS PARTY THERETO, A COPY OF WHICH SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER UPON WRITTEN REQUEST, AND ANY TRANSFER IN VIOLATION OF SUCH MANAGEMENT STOCKHOLDERS AGREEMENT SHALL BE NULL AND VOID.”

(b) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective legal representatives, heirs, legatees, successors and assigns and shall also apply to any Restricted Shares acquired by any Management Stockholder after the date hereof.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(d) Interpretation. The headings of the Sections contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not affect the meaning or interpretation of this Agreement.

(e) Notices. All notices and other communications provided for or permitted hereunder shall be in writing and shall be deemed to have been duly given and received when delivered by overnight courier or hand delivery, when sent by telecopy, or five days after mailing if sent by registered or certified mail (return receipt requested) postage prepaid, to the Parties at the following addresses (or at such other address for any Party as shall be specified by like notices, provided that notices of a change of address shall be effective only upon receipt thereof).

(i) If to the Company at:

Beacon Holding Inc.

c/o BJ’s Wholesale Club, Inc.

25 Research Drive

Westborough, MA 01581

Attention: General Counsel

Facsimile: (774) 512-5552

with copies to LGP and CVC at the addresses set forth below and:

Latham & Watkins LLP

885 Third Avenue

New York, New York

Attention: Howard A. Sobel

John Giouroukakis

Bradd Williamson

Facsimile: (212) 751-4864

(ii) If to CVC at:

CVC Beacon LLC

c/o CVC Capital Partners Advisory (US), Inc.

712 Fifth Avenue, 43rd Floor

New York, NY 10019

Attention: Cameron Breitner

Kenneth Hammond

Facsimile: (212) 265-6375

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Gary I. Horowitz

Facsimile: (212) 455-2502

(iii) If to LGP at:

Leonard Green & Partners, L.P.

11111 Santa Monica Boulevard

Suite 2000

Los Angeles, CA 90025

Attention: Jonathan A. Seiffer

J. Kristofer Galashan

Facsimile: (310) 954-0404

and

with a copy to Latham & Watkins LLP, at the address set forth above.

(iv) If to a Management Stockholder, to the address set forth on the Management Stockholder’s signature page hereto.

(f) Recapitalization, Exchange, Etc. Affecting the Company’s Stock. Nothing in this Agreement shall prevent the Company (subject to Board approval) from effecting the Conversion, any recapitalization, corporate reorganization, “corporate inversion” involving the creation of one or more holding companies and/or holding company subsidiaries, or similar transaction. The provisions of this Agreement shall apply, to the full extent set forth herein, with respect to any and all shares of Common Stock, and all of the other shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets, business combination or otherwise) that may be issued in respect of, in exchange for, or in substitution of such Common Stock and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations, and the like occurring after the date hereof.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

(h) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal, or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby.

(i) Amendment. This Agreement may be amended, modified or waived by resolution of the Board provided the amendment, modification or waiver has been approved by the Principal Stockholders, and, if such amendment, modification or waiver disproportionately and materially adversely affects the Management Stockholders, has been approved by Restricted Shares representing a majority of the Restricted Shares on a fully diluted basis; provided that, notwithstanding the foregoing, such approval shall be required if the amendment, modification or waiver (i) adversely affects the economic rights or interests of the Management Stockholders, or (ii) disproportionately adversely affects the non-economic rights or interests of the Management Stockholders other than in a de minimis manner. At any time hereafter, additional Management Stockholders may be made parties hereto, subject to approval by the Board, by executing a signature page in the form attached as Exhibit A hereto, which signature page shall be countersigned by the Company and shall be attached to this Agreement and become a part hereof without any further action of any other Party hereto.

(j ) Tax Withholding. The Company shall be entitled to require payment in cash or deduction from other compensation payable to any Management Stockholder of any sums required by federal, state, or local tax law to be withheld with respect to the issuance, vesting, exercise, repurchase, or cancellation of any Restricted Share or any option to purchase Restricted Shares.

(k) No Employment Rights. Nothing contained in this Agreement (i) obligates the Company or any affiliate of the Company to employ any Management Stockholder in any capacity whatsoever; or (ii) prohibits or restricts the Company or any affiliate of the Company from terminating the employment, if any, of any Management Stockholder at any time or for any reason whatsoever and each Management Stockholder hereby acknowledges and agrees that, except as may otherwise be set forth in any written agreement between the Company and such Management Stockholder, neither the Company nor any other Person has made any representations or promises whatsoever to such Management Stockholder concerning his or her employment or continued employment by the Company or any affiliate of the Company.

(l) Offsets. The Company shall be permitted to offset and reduce from any amounts payable to a Management Stockholder the amount of any indebtedness or other obligation or payment owing to the Company by the Management Stockholder.

(m) Submission of Jurisdiction; Waiver of Jury Trial. EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND OF ANY DELAWARE STATE COURT FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS STOCKHOLDERS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(n) Specific Performance. The Parties hereby acknowledge and agree that it is impossible to measure in money the damages which will accrue to the Parties by reason of the failure of any Party to perform any of its obligations set forth in this Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at law.

(o) Entire Agreement. This writing constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior understandings among the Parties.

(p) Business Opportunities; No Recourse.

(i) None of the Principal Stockholders nor any of their respective affiliates shall have any obligation to present any business opportunity to the Company or any of its subsidiaries, even if the opportunity is one that the Company or any of its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no Principal Stockholder shall be liable to the Company or any of its subsidiaries or any other Person for breach of any fiduciary or other duty, as a holder of shares of

Common Stock, by reason of the fact that such Principal Stockholder pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or any of its subsidiaries. For the purposes of this Agreement, “Person” shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

(ii) Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Principal Stockholders may be partnerships or limited liability companies, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any former, current or future directors, officers, agents, affiliates, employees, general or limited partners, members, managers or stockholders of any Principal Stockholder or any of their successors or permitted assignees or any former, current or future directors, officers, agents, affiliates, employees, general or limited partners, members, managers or stockholders of any of the foregoing, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future directors, officers, agents, affiliates, employees, general or limited partners, members, managers or stockholders of any Principal Stockholder or any of its successors or permitted assignees or any former, current or future directors, officers, agents, affiliates, employees, general or limited partners, members, managers or stockholders of any of the foregoing, as such, for any obligation of any party hereto under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

[signature pages follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first written above.

BEACON HOLDING INC.

By:	/s/ Jonathan A. Seiffer
Name:	Jonathan A. Seiffer
Its:	President

GREEN EQUITY INVESTORS V, L.P.

By:	GEI Capital V, LLC, its General Partner

By:	/s/ Jonathan A. Seiffer
Name:	Jonathan A. Seiffer
Title:

GREEN EQUITY INVESTORS SIDE V, L.P.

By:	GEI Capital V, LLC, its General Partner

By:	/s/ Jonathan A. Seiffer
Name:	Jonathan A. Seiffer
Title:

BEACON COINVEST LLC

By:	/s/ Jonathan A. Seiffer
Name:	Jonathan A. Seiffer
Title:

Each Management Stockholder has agreed to be bound by the terms of this Agreement by execution and delivery of the signature page set forth as Exhibit A hereto.

CVC BEACON LLC

By:	/s/ Cameron Breitner
Name:	Cameron Breitner
Title:	President and Assistant Secretary

Each Management Stockholder has agreed to be bound by the terms of this Agreement by execution and delivery of the signature page set forth as Exhibit A hereto.

EXHIBIT A

SIGNATURE PAGE

TO THE MANAGEMENT STOCKHOLDERS AGREEMENT

OF BEACON HOLDING INC.

By execution of this signature page, [            ] hereby agrees to become a party to, be bound by the obligations of, and receive the benefits of, that certain Management Stockholders Agreement of Beacon Holding Inc. dated as of September 30, 2011 by and among Beacon Holding Inc., a Delaware company (the “Company”), the stockholders of the Company signatory thereto and certain other parties named therein, as amended from time to time thereafter.

[Name of Management Stockholder]

Residence Address:

Accepted:

BEACON HOLDING INC.

By:
Name:
Title: